UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)

                                January 21, 2002


                          INTERPLAY ENTERTAINMENT CORP.
             (Exact name of registrant as specified in its charter)

          Delaware                       0-24363               33-0102707
(State or other jurisdiction           (Commission            (IRS Employer
     of incorporation)                 File Number)         Identification No.)



     16815 Von Karman Avenue, Irvine, CA                         92606
  (Address of principal executive offices)                     (Zip Code)

       Registrant's telephone number, including area code: (949) 553-6655

ITEM 5. - OTHER EVENTS.

        On January 28, 2002, the Board of Directors appointed Herve Caen, the President and a director of the Company, as interim Chief Executive Officer.


ITEM 6. - RESIGNATIONS OF REGISTRANT'S DIRECTORS.

        In a letter dated January 7, 2002, Brian Fargo informed the Company of his resignation as a director, Chairperson of the Board of Directors and Chief Executive Officer of the Company, effective January 21, 2002. Mr. Fargo stated several reasons for his resignation, which are summarized below. The full text of Mr. Fargo's resignation letter is attached as an exhibit to this Form 8-K.

        Mr. Fargo gave as reasons for his resignation the alleged reduction in his responsibilities as chief executive of the Company commencing in September 2001, including his supervision of the Company's legal and contractual affairs, global strategy and development of corporate relationships, and internal and external product development activities. Mr. Fargo cites as specific examples the instruction to company departments to report directly to Herve Caen, the Company's President, and Nathan Peck, the Company's Chief Administrative Officer. Mr. Fargo also references actions by Messrs. Caen and Peck to stop an audit by the Company of Virgin Interactive Entertainment Limited, which Mr. Fargo alleges is contrary to his express instructions in September 2001 to continue to seek the audit. Mr. Fargo also references the return by the Company of $1 million to Titus Interactive S.A. without his approval.

        In response to reasons given by Mr. Fargo, the Company offers the following:

        Mr. Fargo has not regularly attended to his responsibilities as Chief Executive Officer of the Company for more than 4 months. Instead, Mr. Fargo has focused his energies on attempting to secure a highly lucrative severance and separation package for himself. The Company is investigating whether Mr. Fargo, during his 4-month absence from the Company, has improperly engaged in competition with the Company by, among other things, soliciting Company employees. The Company is considering pursing civil actions against Mr. Fargo for breach of his duties to the Company.

        As to Mr. Fargo's contention that he has been effectively removed from his ability to supervise the Company's affairs, including its legal and contractual affairs, its global corporate strategy, its development of corporate relationships and its internal and external product development, the Company contends that he could not have supervised these functions while absent from the workplace for a third of the year. The supervision of these affairs requires regular attendance. To the extent Mr. Fargo is not currently supervising these functions, it is as a result of his own misconduct and his failure to perform the duties and responsibilities owed by him to the Company. Having absented himself from the Company, it is inequitable for Mr. Fargo to claim that he does not have supervisory authority over these important and necessary corporate functions.

        Mr. Fargo's allegation that Virgin has refused to let the Company's auditors perform an audit is without merit. Had Mr. Fargo been attending work, he would have known that the audit is currently in progress.

        The circumstances of the Company's repayment to Titus of $1 million, which is referred to in Mr. Fargo's letter as a reason for his resignation, has been publicly disclosed in the Company's filings with the Securities and Exchange Commission. The Company agreed to sell to Titus certain distribution rights to the Company's products. Because of Titus' relationship with the Company, the transaction was conditional upon approval of the transaction by a Board committee of disinterested directors, of which Mr. Fargo was a member. Titus advanced $1 million to the Company to be held as a good faith deposit against the purchase price pending approval of the transaction by Mr. Fargo and the other committee members. The Board committee, however, never approved the transaction. Consequently, the agreement was terminated and the $1 million deposit was returned to Titus.

        In response to Mr. Fargo's letter, the Company informed Mr. Fargo that his actions constituted violations of his employment agreement, and provided him with thirty (30) days to cure his performance defects and immediately carry out the responsibilities and duties required of him by his employment agreement. Mr. Fargo declined to return to work at the Company, and his resignation took effect on Monday, January 21, 2002.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            INTERPLAY ENTERTAINMENT CORP.



January 24, 2002                            /S/ HERVE CAEN
                                            -----------------------------------
                                            Herve Caen
                                            President

                                  EXHIBIT INDEX


          EXHIBIT NUMBER           DESCRIPTION

               99.1          Letter from Brian Fargo